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Main Place Funding, LLC                                                                                          Exhibit 12
Ratio of Earnings to Fixed Charges
----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)


                                       Nine Months       Year          Year          Year           Year      From Inception
                                          Ended         Ended          Ended         Ended          Ended        Through
                                      September 30   December 31    December 31   December 31    December 31   December 31
                                          1999           1998          1997          1996           1995          1994
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes               $1,027,141    $2,341,426     $1,294,152      $216,709       $ 48,070       $ 5,459

Fixed charges:
     Interest expense                       373,702     1,056,419        595,818       255,318        145,822        25,701
     Amortization of debt discount and
       appropriate issuance costs             2,252         3,128          3,713         2,856            983             -
                                      --------------------------------------------------------------------------------------
        Total fixed charges                 375,954     1,059,547        599,531       258,174        146,805        25,701

Earnings before fixed charges            $1,403,095    $3,400,973     $1,893,683      $474,883       $194,875       $31,160
                                      ======================================================================================

Fixed charges                              $375,954    $1,059,547       $599,531      $258,174       $146,805       $25,701
                                      ======================================================================================

Ratio of Earnings to Fixed Charges             3.73          3.21           3.16          1.84           1.33          1.21

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